Exhibit 99.1

                            FOR IMMEDIATE RELEASE

            Union Bankshares Announces Third Quarter Earnings and
                         Quarterly Dividend Payment

Morrisville, VT October 15, 2003 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended September 30, 2003 of $1.36 million or $.30 per share compared to $1.40 million or $.31 per share for the same period last year. Year to date earnings are $3.78 million or $.83 per share vs. $3.64 million or $.80 per share in September of 2002. Earnings per share amounts are adjusted for the 3 for 2 stock split on August 8, 2003.

Total assets reached $353 million, deposits $301 million and loans outstanding grew $13 million to $276 million since September 30, 2002.

A quarterly dividend of $.22 per share was declared on October 15, 2003 to shareholders of record October 26, 2003, payable October 29, 2003. This is an increase of $.02 per share over the previous dividend paid in July adjusted for the August 8, 2003 stock split.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of September 30, 2003 the Company had approximately $353 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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